Exhibit 21

SUBSIDIARIES: The following lists all subsidiaries and affiliates of A. O. Smith Corporation.

Name of Subsidiary	Jurisdiction in Which Incorporated
AOS Holding Company	Delaware
A. O. Smith International Corporation	Delaware
Flame Guard Water Heaters, Inc.	Delaware
SICO Acquisition, LLC	Delaware
Takagi - A. O. Smith Tankless Water Heater Company LLC	Delaware
American Water Heater Company	Nevada
Lochinvar, LLC	Tennessee
State Industries, Inc.	Tennessee

A. O. Smith Holdings (Barbados) SRL	Barbados

A. O. Smith Enterprises Ltd.	Canada

A. O. Smith (China) Investment Co., Ltd.	China
A. O. Smith (China) Water Heater Co., Ltd.	China
A. O. Smith (China) Water Products Co., Ltd.	China
A. O. Smith (Shanghai) Water Treatment Products Co., Ltd.	China
Nanjing A. O. Smith Gas Appliance Co., Ltd.	China

A. O. Smith L’eau chaude S.a.r.l.	France

A. O. Smith (Hong Kong) Limited	Hong Kong

A. O. Smith India Water Products Private Limited	India

Products de Agua, S. de R.L. de C.V.	Mexico

A.O. Smith Electrical Products B.V.	The Netherlands
A.O. Smith Holdings II B.V.	The Netherlands
A.O. Smith Holdings III B.V.	The Netherlands
A.O. Smith International Holdings B.V.	The Netherlands
A.O. Smith Products v.o.f.	The Netherlands
A.O. Smith Water Products Company B.V.	The Netherlands

AO Smith Su Teknolojileri Anonim Sirketi	Turkey

A. O. Smith Water FZE	United Arab Emirates

Lochinvar Limited	United Kingdom

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